Exhibit 99.5

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Alliant Techsystems Inc.:

We have audited the accompanying consolidated balance sheets of Alliant Techsystems Inc. and subsidiaries (the “Company”) as of March 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended March 31, 2006.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Alliant Techsystems and subsidiaries at March 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of March 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated May 18, 2006, expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/S/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

May 18, 2006 (August 22, 2006 as to the change in operating segments described in Note 14)

CONSOLIDATED INCOME STATEMENTS

	Years Ended March 31
(Amounts in thousands except share and per share data)	2006	2005	2004

Sales	$3,216,807	$2,801,129	$2,366,193
Cost of sales	2,606,087	2,271,040	1,875,656
Gross profit	610,720	530,089	490,537
Operating expenses:
Research and development	51,506	39,117	28,936
Selling	82,038	68,811	67,204
General and administrative	150,027	137,169	117,334
Total operating expenses	283,571	245,097	213,474
Income before interest, income taxes, and minority interest	327,149	284,992	277,063
Interest expense	(100,837)	(65,382)	(60,327)
Interest income	1,245	930	1,060
Income before income taxes and minority interest	227,557	220,540	217,796
Income tax provision	73,271	66,549	55,041
Income before minority interest	154,286	153,991	162,755
Minority interest, net of income taxes	404	451	450
Net income	$153,882	$153,540	$162,305

Earnings per common share:
Basic	$4.19	$4.09	$4.22
Diluted	$4.11	$4.03	$4.14

Weighted-average number of common shares outstanding:
Basic	36,730	37,576	38,447
Diluted	37,402	38,145	39,176

See Notes to the Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

	March 31
(Amounts in thousands except share data)	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$9,090	$12,772
Net receivables	738,909	626,711
Net inventories	139,876	125,190
Deferred income tax assets	77,848	30,754
Other current assets	53,728	37,987
Total current assets	1,019,451	833,414
Net property, plant, and equipment	453,958	456,310
Goodwill	1,163,186	1,154,406
Prepaid and intangible pension assets	82,254	362,158
Deferred charges and other non-current assets	183,131	209,522
Total assets	$2,901,980	$3,015,810

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Cash overdrafts	$63,036	$6,092
Current portion of long-term debt	29,596	2,692
Accounts payable	165,955	147,286
Contract advances and allowances	49,667	31,717
Accrued compensation	114,537	107,509
Accrued income taxes	23,710	—
Other accrued liabilities	224,443	136,444
Total current liabilities	670,944	431,740
Long-term debt	1,096,000	1,131,353
Deferred income tax liabilities	2,909	8,279
Postretirement and postemployment benefits liability	175,314	209,893
Minimum pension liability	212,258	409,042
Other long-term liabilities	116,197	139,144
Total liabilities	2,273,622	2,329,451
Commitments and contingencies (Notes 8, 10 and 11)
Common stock—$.01 par value:
Authorized—90,000,000 shares
Issued and outstanding—35,207,335 shares at March 31, 2006 and 37,248,241 shares at March 31, 2005	352	372
Additional paid-in-capital	472,861	449,927
Retained earnings	928,521	774,639
Unearned compensation	(2,760)	(1,674)
Accumulated other comprehensive loss	(333,136)	(259,590)
Common stock in treasury, at cost—6,347,726 shares held at March 31, 2006 and 4,308,857 shares held at March 31, 2005	(437,480)	(277,315)
Total stockholders’ equity	628,358	686,359
Total liabilities and stockholders’ equity	$2,901,980	$3,015,810

See Notes to the Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31
(Amounts in thousands)	2006	2005	2004

Operating Activities
Net income	$153,882	$153,540	$162,305
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	69,589	71,138	63,923
Amortization	14,028	13,187	5,995
Loss on extinguishment of debt	18,849	—	—
Deferred income tax	9,523	48,932	46,512
Loss on disposal of property	374	3,928	1,229
Minority interest, net of income taxes	404	451	450
Change in equity-based performance share plan	5,214	—	—
Changes in assets and liabilities:
Net receivables	(113,776)	(80,158)	(44,314)
Net inventories	(17,459)	14,886	20,783
Accounts payable	15,938	33,574	21,224
Contract advances and allowances	17,950	(15,961)	(3,794)
Accrued compensation	29,989	(12,930)	14,148
Accrued income taxes	29,491	1,435	(8,747)
Accrued environmental	(2,658)	(952)	(2,152)
Pension and postretirement benefits	9,016	(40,048)	(74,496)
Other assets and liabilities	(23,707)	5,033	(22,181)
Cash provided by operating activities	216,647	196,055	180,885
Investing Activities
Capital expenditures	(65,352)	(62,600)	(58,754)
Acquisition of businesses	—	(164,198)	(258,312)
Proceeds from the disposition of property, plant, and equipment	1,781	948	1,650
Cash used for investing activities	(63,571)	(225,850)	(315,416)
Financing Activities
Change in cash overdrafts	56,944	6,092	(19,286)
Payments made on bank debt	(27,000)	(133,447)	(27,601)
Payments made to extinguish debt	(663,957)	—	(397,586)
Proceeds from issuance of long-term debt	670,000	200,000	680,000
Premium to extinguish debt	(18,849)	—	—
Payments made for debt issuance costs	(7,993)	(6,336)	(10,814)
Net purchase of treasury shares	(189,860)	(76,106)	(77,792)
Proceeds from employee stock compensation plans	23,957	28,058	11,916
Cash (used for) provided by financing activities	(156,758)	18,261	158,837
(Decrease) increase in cash and cash equivalents	(3,682)	(11,534)	24,306
Cash and cash equivalents at beginning of year	12,772	24,306	—
Cash and cash equivalents at end of year	$9,090	$12,772	$24,306

Supplemental Cash Flow Disclosure:
Noncash investing activity: Capital expenditures included in accounts payable	$9,809	$7,078	$9,593
Noncash financing activity: Treasury shares purchased included in other accrued liabilities	$6,147	$—	$—

See Notes to the Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Amounts in thousands except	Common Stock $.01 Par		Additional Paid-In	Retained	Unearned	Accumulated Other Comprehensive	Treasury	Total Stockholders’
share data)	Shares	Amount	Capital	Earnings	Compensation	Loss	Stock	Equity

Balance, April 1, 2003	38,486,630	385	470,189	458,794	(2,650)	(246,878)	(201,916)	477,924
Comprehensive income:
Net income				162,305				162,305
Other comprehensive income (see Note 1):
Adjustments, net						(16,809)		(16,809)
Comprehensive income								145,496
Exercise of stock options	124,336	1	(5,363)	—	—	—	8,167	2,805
Restricted stock grants	10,181		(151)	—	(524)	—	675	—
Amortization of restricted stock	—	—	—	—	2,119	—	—	2,119
Treasury stock purchased	(1,320,200)	(13)	13	—		—	(74,948)	(74,948)
Employee benefit plans and other	139,025	1	3,398	—	40	—	7,365	10,804
Balance, March 31, 2004	37,439,972	374	468,086	621,099	(1,015)	(263,687)	(260,657)	564,200
Comprehensive income:
Net income				153,540				153,540
Other comprehensive income (see Note 1):
Adjustments, net						4,097		4,097
Comprehensive income								157,637
Exercise of stock options	801,130	8	(28,885)	—	—	—	50,623	21,746
Restricted stock grants	28,444	—	(34)	—	(1,754)	—	1,799	11
Amortization of unearned compensation	—	—	—	—	1,040	—	—	1,040
Treasury stock purchased	(1,128,100)	(11)	11	—	—	—	(75,003)	(75,003)
Employee benefit plans and other	106,795	1	10,749	—	55	—	5,923	16,728
Balance, March 31, 2005	37,248,241	372	449,927	774,639	(1,674)	(259,590)	(277,315)	686,359
Comprehensive income:
Net income				153,882				153,882
Other comprehensive income (see Note 1):
Adjustments, net						(73,546)		(73,546)
Comprehensive income								80,336
Exercise of stock options	401,699	4	(9,473)	—	—	—	26,154	16,685
Restricted stock grants	36,406	—	244	—	(2,612)	—	2,387	19
Amortization of unearned compensation	—	—	—	—	1,519	—	—	1,519
Treasury stock purchased	(2,596,304)	(26)	26	—	—	—	(195,878)	(195,878)
Conversion of performance shares to an equity-based plan (see Note 12):	—	—	26,088	—	—	—	—	26,088
Employee benefit plans and other	117,293	2	6,049	—	7	—	7,172	13,230
Balance, March 31, 2006	35,207,335	$352	$472,861	$928,521	$(2,760)	$(333,136)	$(437,480)	$628,358

See Notes to the Consolidated Financial Statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data and unless otherwise indicated)

1.  Summary of Significant Accounting Policies

Nature of Operations.  Alliant Techsystems Inc. (ATK) is a supplier of aerospace and defense products to the U.S. Government, U.S. allies, and major prime contractors. ATK is also a supplier of ammunition to federal and local law enforcement agencies and commercial markets. ATK is headquartered in Edina, Minnesota and has operating locations throughout the United States.

Basis of Presentation.  The consolidated financial statements of ATK include all majority-owned affiliates. All significant intercompany transactions and accounts have been eliminated.

Fiscal Year.  References in this report to a particular fiscal year are to the year ended March 31 of that calendar year. ATK’s interim quarterly periods are based on 13-week periods and end on Sundays.

Use of Estimates.  The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ from those estimates.

Revenue Recognition.

Long-Term Contracts - Sales under long-term contracts are accounted for under the percentage-of-completion method and include cost-plus and fixed-price contracts. Sales under cost-plus contracts are recognized as costs are incurred. Sales under fixed-price contracts are either recognized as the actual cost of work performed relates to the estimate at completion (cost-to-cost) or based on results achieved, which usually coincides with customer acceptance (units-of-delivery).

Profits expected to be realized on contracts are based on ATK’s estimates of total contract sales value and costs at completion. Estimated amounts for contract changes and claims are included in contract sales only when realization is estimated to be probable. Assumptions used for recording sales and earnings are adjusted in the period of change to reflect revisions in contract value and estimated costs. In the period in which it is determined that a loss will be incurred on a contract, the entire amount of the estimated loss is charged to cost of sales.

Commercial Products - Sales are recognized on commercial products when it is realized or realizable and has been earned. Sales are recognized when persuasive evidence of an arrangement exists, the product has been delivered and legal title and all risks of ownership have been transferred, written contract and sales terms are complete, customer acceptance has occurred, and payment is reasonably assured. Sales are reduced for allowances and price discounts.

Operating Expenses.  Research and development, selling, and general and administrative costs are expensed in the year incurred.

Environmental Remediation and Compliance.  Costs associated with environmental compliance and preventing future contamination that are estimable and probable are accrued and expensed, or capitalized as appropriate. Expected remediation and monitoring costs relating to the remediation of an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are accrued and expensed in the period that such costs become estimable. Liabilities are recognized for remedial activities when they are probable and the remediation cost can be reasonably estimated.

ATK’s engineering, financial, and legal specialists estimate, based on current law and existing technologies, the cost of each environmental liability. Such estimates are based primarily upon the estimated cost of investigation and remediation required and the likelihood that other potentially responsible parties (“PRPs”) will be able to fulfill their commitments at the sites where ATK may be jointly and severally liable. ATK’s estimates for environmental obligations are dependent on, and affected by, the nature and extent of historical information and physical data relating to a contaminated site, the complexity of the site, methods of remediation available, the technology that will be required, the outcome of discussions with regulatory agencies and other PRPs at multi-party sites, the number and financial viability of other PRPs, changes in environmental laws and regulations, future technological developments, and the timing of expenditures; accordingly, such estimates could change materially as ATK periodically evaluates and revises such estimates based on expenditures against established reserves and the availability of additional information.

Cash Equivalents.  Cash equivalents are all highly liquid temporary cash investments purchased with original maturities of three months or less.

Marketable Securities.  Investments in marketable equity securities are classified as available-for-sale securities and are recorded at fair value within other current assets. Unrealized gains and losses are recorded in other comprehensive (loss) income (OCI). When such investments are sold, the unrealized gains or losses are reversed from OCI and recognized in the consolidated income statement.

Inventories.  Inventories are stated at the lower of cost or market. Inventoried costs relating to contracts in progress are stated at actual production costs, including factory overhead, initial tooling, and other related costs incurred to date, reduced by amounts associated with recognized sales. Raw materials, work in process, and finished goods are generally determined using the standard costing method.

Inventories consist of the following:

	March 31
	2006	2005
Raw materials	$40,282	$40,384
Work in process	35,415	29,184
Finished goods	33,184	31,883
Contracts in progress	30,995	23,739
Net inventories	$139,876	$125,190

Progress payments received from customers relating to the uncompleted portions of contracts are offset against unbilled receivable balances or applicable inventories. Any remaining progress payment balances are classified as contract advances. Inventories are shown net of reductions of $15,118 as of March 31, 2006 and $11,657 as of March 31, 2005 for customer progress payments received on uncompleted portions of contracts.

Stock-Based Compensation.  ATK offers stock-based employee compensation plans, which are described more fully in Note 12. ATK accounts for those plans under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost related to stock options is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Likewise, no stock-based employee compensation cost related to the employee stock purchase plan (ESPP) is reflected in net income, as the plan is considered non-compensatory under APB No. 25. Restricted stock awards are recorded as compensation expense over the vesting periods based on the market value on the date of grant. Unearned compensation cost on restricted stock awards is shown as a reduction to stockholders’ equity. The following table illustrates the effect on net income and earnings per share if ATK had applied the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation.

	Years Ended March 31
	2006	2005	2004

Net income, as reported	$153,882	$153,540	$162,305
Stock-based employee compensation cost, net of related tax effects, included in the determination of net income as reported	13,149	6,405	4,211
Stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	(20,526)	(12,645)	(10,338)
Pro forma net income	$146,505	$147,300	$156,178

Earnings per share:
Basic—as reported	$4.19	$4.09	$4.22
Basic—pro forma	3.99	3.92	4.06
Diluted—as reported	4.11	4.03	4.14
Diluted—pro forma	3.92	3.86	3.99

Effective April 1, 2006, ATK adopted SFAS 123(R), Share-Based Payments, and related Securities and Exchange Commission (SEC) rules included in Staff Accounting Bulletin (SAB) No. 107, on a modified prospective basis. The standard requires stock options and other share-based payments made to employees to be accounted for as compensation expense and recorded at fair value, and requires the related excess tax benefit received upon exercise of the options, if any, to be reflected in the statement of cash flows as a financing activity rather than an operating activity as currently presented. ATK will continue to use the Black-Scholes option pricing model to estimate the fair value of stock options granted subsequent to the date of adoption of SFAS 123(R).  Unearned compensation for unvested restricted stock will be reclassified as additional paid-in capital.

ATK’s stock-based incentive plans, discussed in Note 12, provide for the grant of various types of stock-based incentive awards, including options to purchase common stock, restricted stock, and restricted performance shares. The types and mix of stock-based incentive awards are evaluated on an ongoing basis and may vary based on ATK’s overall strategy regarding compensation, including consideration of the impact of expensing stock option awards on ATK’s results of operations subsequent to the adoption of SFAS 123(R).

Income Taxes.  Provisions for federal and state income taxes are calculated based on reported pre-tax earnings and current tax law.  Such provisions differ from the amounts currently receivable or payable because certain items of income and expense are recognized in different time periods for financial reporting purposes than for income tax purposes.  Significant judgment is required in determining income tax provisions and evaluating tax positions.  ATK establishes reserves for income tax contingencies when, despite the belief that ATK’s tax return positions are fully supportable, there remain certain positions that are likely to be challenged and possibly disallowed by the tax authorities.  The tax provision and related accruals include the impact of such reasonably estimable losses and changes to the reserves that are considered appropriate.  To the extent the probable tax outcome of these matters changes, the change in estimate will impact the income tax provision in the period of the change.

Derivative Instruments and Hedging Activities.  From time to time, ATK uses derivatives, consisting mainly of interest rate swaps to hedge forecasted interest payments and the risk associated with changing interest rates of long-term debt, commodity forward contracts to hedge forecasted purchases of certain commodities, and foreign currency exchange contracts to hedge forecasted transactions denominated in a foreign currency.  ATK does not hold or issue derivatives for trading purposes. At the inception of each derivative instrument, ATK documents the relationship between the hedging instrument and the hedged item, as well as its risk-management objectives and strategy for undertaking the hedge transaction. ATK assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative instrument is highly effective in offsetting changes in the hedged item. Derivatives are recognized on the balance sheet at fair value. If the derivative is designated as a cash flow hedge, the effective portion of the change in the fair value of the derivative is recorded to accumulated OCI, and recognized in earnings when the hedged item affects earnings.

Commodity Forward Contracts.  ATK uses derivatives to hedge certain commodity price risks. As of March 31, 2006, ATK had forward contracts for copper and zinc through January 2007 that had a fair value of $15,403. The contracts essentially establish a fixed price for the underlying commodities and have been designated and qualify as effective cash flow hedges of purchases of these commodities. The fair value of these contracts was recorded as a current asset and the effective portion was reflected in accumulated OCI as of March 31, 2006. The following table summarizes the pre-tax activity in OCI related to these forward contracts during fiscal 2006:
Beginning of year unrealized loss in accumulated OCI	$(627)
Increase in fair value of derivatives	26,154
Gains reclassified from OCI, offsetting the price paid to suppliers	(10,365)
End of year unrealized gain in accumulated OCI	$15,162

The change in OCI related to these derivatives during fiscal 2005 and 2004 was not significant. The amount of ineffectiveness recognized in earnings for these contracts during fiscal 2006 was $241. ATK expects that substantially all of the unrealized gain will be realized and reported in cost of sales during the next twelve months as the cost of the commodities are included in cost of sales. Estimated and actual gains or losses will change as market prices change.

Earnings Per Share Data.  Basic earnings per share (EPS) is computed based upon the weighted-average number of common shares outstanding for each period. Diluted EPS is computed based on the weighted average number of common shares and common equivalent shares. Common equivalent shares represent the effect of stock options (see Note 12) during each period presented, which, if exercised, would have a dilutive effect on earnings per share. In computing EPS for fiscal 2006, 2005, and 2004, earnings, as reported for each respective period, is divided by (in thousands):

	Years Ended March 31
	2006	2005	2004
Basic EPS shares outstanding	36,730	37,576	38,447
Dilutive effect of stock options	672	569	729
Diluted EPS shares outstanding	37,402	38,145	39,176
Stock options excluded from the calculation of diluted EPS because the option exercise price was greater than the average market price of the common shares	12	494	888

Contingently issuable shares related to ATK’s 3.00% and 2.75% Convertible Senior Subordinated Notes (see Note 7) are not included in diluted earnings per share because ATK’s stock price was below the conversion price during all fiscal years presented.

Comprehensive Income.  Comprehensive income is a measure of all changes in stockholders’ equity except those resulting from investments by and distributions to owners. The components of comprehensive income for fiscal 2006, 2005, and 2004 are as follows:

	Years Ended March 31
	2006	2005	2004
Net income	$153,882	$153,540	$162,305
Other comprehensive (loss) income (OCI):
Change in fair value of derivatives, net of income taxes of $(8,437), $(5,562), and $(2,642)	12,396	9,076	3,924
Minimum pension liability, net of income taxes of $58,914, $3,298, and $9,795	(87,141)	(5,382)	(20,845)
Change in fair value of available-for-sale securities, net of income taxes of $(816), $(247), and $(88)	1,199	403	112
Total other comprehensive (loss) income	(73,546)	4,097	(16,809)
Total comprehensive income	$80,336	$157,637	$145,496

The components of accumulated OCI, net of income taxes, are as follows:

	March 31
	2006	2005
Derivatives	$7,332	$(5,064)
Minimum pension liability	(340,747)	(253,606)
Available-for-sale securities	279	(920)
Total accumulated other comprehensive loss	$(333,136)	$(259,590)

Fair Value of Financial Instruments.  The carrying amount of cash and cash equivalents, receivables, inventory, accounts payable, and accrued liabilities approximates fair value because of the short maturity of these instruments.

New Accounting Pronouncements.

In May 2005, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 154, Accounting Changes and Error Corrections, a replacement of Accounting Principles Board (APB) Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable while carrying forward the provisions of APB Opinion No. 20 with respect to reporting a change in accounting estimate, a change in the reporting entity, and the correction of an error. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 (ATK’s fiscal 2007). The adoption of SFAS No. 154 will not have a material impact on ATK’s consolidated financial statements.

In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, (FIN 47) which clarifies that the term “conditional asset retirement obligation” as used in SFAS No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. However, the obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. FIN 47 requires that the uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005 (ATK’s fiscal 2006). The adoption of FIN 47 in fiscal 2006 did not have a material effect on ATK’s consolidated financial statements.

ATK has known conditional asset retirement obligations, such as contractual lease restoration obligations, to be performed in the future, that are not reasonably estimable due to insufficient information about the timing and method of settlement of the obligation.

Accordingly, these obligations have not been recorded in the consolidated financial statements. A liability for these obligations will be recorded in the period when sufficient information regarding timing and method of settlement becomes available to make a reasonable estimate of the liability’s fair value.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs.  This Statement requires that abnormal amounts of idle facility expense, freight, handling costs, and spoilage be recognized as current-period charges.  The Statement also requires that fixed production overhead be allocated to conversion costs based on the normal capacity of the production facilities.  SFAS No. 151 is effective for inventory costs incurred by ATK beginning in fiscal 2007.  The adoption of this Statement will not have a material impact on ATK’s results of operations.

Reclassifications.  Certain reclassifications have been made to the fiscal 2005 and 2004 financial statements to conform to the fiscal 2006 classification. The reclassifications had no impact on income before income taxes, net income, or stockholders’ equity.

2.  Acquisitions

In accordance with SFAS No. 141, Business Combinations, the results of each acquired business are included in ATK’s consolidated financial statements since the date of each acquisition. The purchase price for each acquisition was allocated to the acquired assets and liabilities based on fair value. The excess purchase price over estimated fair value of the net assets acquired was recorded as goodwill.

During fiscal 2005, ATK acquired the PSI Group, which includes Pressure Systems Inc. (which was renamed ATK Space Systems Inc.), Programmed Composites Inc., and Able Engineering Company, Inc. for $164,198 in cash. The PSI Group is a leader in the design and manufacture of components for military and commercial space-based applications, including global positioning, navigation and communication satellites, satellite bus structures, struts, reflectors and deployable mast booms. ATK believes that the acquisition strengthened ATK’s advanced space systems portfolio and positions it to capture emerging opportunities in spacecraft integration and satellite technology. ATK expects to increase its content on space missions while expanding into new advanced space technology roles. The PSI Group is included in the Mission Systems Group. The purchase price allocation for the PSI Group was completed in fiscal 2006. None of the goodwill generated in this acquisition is deductible for tax purposes.

During fiscal 2004, ATK made the following two acquisitions:

•                  On March 15, 2004, ATK acquired Mission Research Corporation (MRC) for $215,000 in cash. Mission Research is a leader in the development of advanced technologies that address emerging national security and homeland defense requirements. ATK believes that the acquisition of Mission Research is a strategic transaction that gives ATK an advanced aerospace and defense technology pipeline spanning concept development to full-scale production. Mission Research has a reputation as a national asset in such areas as directed energy, electro-optical and infrared sensors, aircraft sensor integration, high-performance antennas and radomes, advanced signal processing, and specialized composites. Each of these areas is attractive in its own right, but of significantly greater potential value when coupled with ATK’s precision weapons and energetics capabilities. As of the date of acquisition, Mission Research had approximately 560 employees at 16 facilities in 10 states. Mission Research is included in the Mission Systems Group.  The purchase price allocation for Mission Research was finalized in fiscal 2005. None of the goodwill generated in this acquisition is deductible for tax purposes.

•                  On November 21, 2003, ATK acquired two businesses, Micro Craft and GASL (now known together as ATK GASL), from Allied Aerospace for $43,312 in cash. Micro Craft and GASL are leaders in the development of hypervelocity and air-breathing systems for next-generation space vehicles, missiles, and projectiles. ATK believes that the transaction adds leading-edge propulsion and airframe technologies for aerospace and defense applications to ATK’s portfolio. Micro Craft is located in Tullahoma, TN, and GASL is located in Ronkonkoma, NY. ATK GASL is included in the Mission Systems Group. The purchase price allocation for ATK GASL was finalized in fiscal 2005. Goodwill related to Micro Craft of approximately $16,000 is not deductible for tax purposes, while the goodwill related to GASL of approximately $17,500 is deductible.

Pro forma information on results of operations for fiscal 2005, as if the PSI Group acquisition had occurred on April 1, 2004, is as follows (unaudited):

Year Ended March 31, 2005
Sales	$2,851,485
Net Income	155,982
Basic Earnings Per Share	4.15
Diluted Earnings Per Share	4.09

The pro forma information is not necessarily indicative of the results of operations as they would have been had the acquisition actually occurred on the assumed acquisition date.

During fiscal 2003¸ATK acquired the assets of Science and Applied Technology, Inc. (now included in the Mission Systems Group).  The sellers of this acquired business have the ability to earn up to an additional $7,500 of cash consideration if certain pre-specified milestones are attained with respect to one of the contracts acquired. Any additional contingent consideration paid to the sellers will be recorded by ATK as goodwill.

3.        Receivables

Receivables, including amounts due under long-term contracts (contract receivables), are summarized as follows:

	March 31
	2006	2005
Contract receivables:
Billed receivables	$309,857	$293,539
Unbilled receivables	424,690	328,498
Other receivables	4,362	4,674
Net receivables	$738,909	$626,711

Receivable balances are shown net of customer progress payments received of $232,907 as of March 31, 2006 and $210,939 as of March 31, 2005. Receivable balances are shown net of allowances for doubtful accounts of $4,961 as of March 31, 2006 and $5,315 as of March 31, 2005.

Unbilled receivables represent the balance of recoverable costs and accrued profit, comprised principally of revenue recognized on contracts for which billings have not been presented to the customer because the amounts were earned but not contractually billable as of the balance sheet date. These amounts include expected additional billable general overhead costs and fees on flexibly priced contracts awaiting final rate negotiations, and are expected to be billable and collectible within one year.

4.        Property, Plant, and Equipment

Property, plant, and equipment is stated at cost and depreciated over estimated useful lives. Machinery and test equipment is depreciated using the double declining balance method at most of ATK’s facilities, and using the straight-line method at other facilities. Other depreciable property is depreciated using the straight-line method. Machinery and equipment are depreciated over two to 20 years and buildings and improvements are depreciated over five to 45 years. Depreciation expense was $69,589 in fiscal 2006, $71,138 in fiscal 2005, and $63,923 in fiscal 2004.

ATK periodically reviews property, plant, and equipment for impairment. When such an impairment is identified, it is recorded as a loss in that period.

Maintenance and repairs are charged to expense as incurred.  Major improvements that extend useful lives are capitalized and depreciated.  The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values are charged or credited to income.

Property, plant, and equipment consists of the following:

	March 31
	2006	2005
Land	$31,110	$30,779
Buildings and improvements	281,106	265,146
Machinery and equipment	636,542	578,995
Property not yet in service	33,233	41,438
Gross property, plant, and equipment	981,991	916,358
Less accumulated depreciation	(528,033)	(460,048)
Net property, plant, and equipment	$453,958	$456,310

5.   Goodwill and Deferred Charges and Other Non-Current Assets

In accordance with SFAS No. 142, ATK tests goodwill for impairment on an annual basis or upon the occurrence of events that may indicate possible impairment. Goodwill impairment testing under SFAS No. 142 is a two-step process. First, it requires a comparison of the book value of net assets to the fair value of the related operations that have goodwill assigned to them. ATK estimates the fair values of the related operations using discounted cash flows. If the fair value is determined to be less than the carrying value, a second step would be performed to determine the amount of impairment. SFAS No. 142 requires that goodwill be tested as of the same date every year; ATK’s annual testing date is the first day of its fourth fiscal quarter. ATK has not recorded any goodwill impairment charges under SFAS No. 142.

The changes in the carrying amount of goodwill by segment were as follows:

	Mission Systems Group	Ammunition Systems Group	Launch Systems Group	Total
Balance at April 1, 2004	$428,657	$172,358	$462,696	$1,063,711
Acquisition	129,000	—	—	129,000
Adjustments	(36,450)	(1,021)	(834)	(38,305)
Balance at March 31, 2005	521,207	171,337	461,862	1,154,406
Adjustments	13,243	—	(4,463)	8,780
Balance at March 31, 2006	$534,450	$171,337	$457,399	$1,163,186

The fiscal 2006 adjustments to the Mission Systems Group’s goodwill were primarily due to the recording of the final valuation of other intangible assets for the PSI Group resulting in an increase in goodwill, as well as adjustments of deferred taxes related to the PSI Group acquisition. The fiscal 2006 adjustments to the Launch Systems Group’s goodwill were due to adjustments of deferred taxes related to the tax basis of fixed assets of previous acquisitions.

The fiscal 2005 acquisition within the Mission Systems Group was the PSI Group.  The fiscal 2005 adjustments within the Mission Systems Group were primarily due to the recording of intangible assets and adjustments of deferred income taxes for ATK GASL and Mission Research, along with adjustments of deferred income taxes of other previous acquisitions.  The fiscal 2005 adjustments within the Ammunition Systems Group and Launch Systems Group were due to adjustments of deferred income taxes related to previous acquisitions.

Deferred charges and other non-current assets consists of the following:

	March 31
	2006	2005
Gross debt issuance costs	$25,148	$31,145
Less accumulated amortization	(6,148)	(9,255)
Net debt issuance costs	19,000	21,890
Other intangible assets	118,386	144,770
Environmental remediation receivable	28,749	27,958
Other non-current assets	16,996	14,904
Total deferred charges and other non-current assets	$183,131	$209,522

Other intangible assets consists primarily of trademarks, patented technology, and brand names of $87,973 and $88,238 as of March 31, 2006 and 2005, respectively, that are not being amortized as their estimated useful lives are considered indefinite.  Other intangible assets also include amortizing intangible assets, as follows:

	March 31, 2006			March 31, 2005
	Gross carrying amount	Accumulated amortization	Total	Gross carrying amount	Accumulated amortization	Total
Contracts	$19,944	$(11,827)	$8,117	$37,744	$(5,354)	$32,390
Customer relationships	27,109	(4,813)	22,296	26,553	(2,411)	24,142
Total	$47,053	$(16,640)	$30,413	$64,297	$(7,765)	$56,532

These assets are being amortized over their estimated useful lives, which range from two to 12 years. Amortization expense related to these assets in fiscal 2006 and fiscal 2005 was $8,875 and $7,765, respectively. There was no amortization expense recognized in fiscal 2004. The recording of the final valuation of the intangible assets for the PSI Group during fiscal 2006 resulted in a decrease to amortizing intangible assets.  ATK expects amortization expense related to these assets over the next five years to be as follows:

Fiscal 2007	$6,921
Fiscal 2008	5,303
Fiscal 2009	2,988
Fiscal 2010	2,266
Fiscal 2011	2,263
Thereafter	10,672
Total	$30,413

6.  Other Accrued Liabilities

The major categories of other current and long-term accrued liabilities are as follows:

	March 31
	2006	2005
Employee benefits and insurance	$147,529	$42,624
Warranty	17,100	13,869
Interest	2,775	16,193
Environmental remediation	6,011	7,899
Share repurchase	6,147	—
Other	44,881	55,859
Total other accrued liabilities – current	$224,443	$136,444

Environmental remediation	$49,584	$50,974
Supplemental employee retirement plan	27,055	24,550
Management deferred compensation plan	30,819	26,491
Interest rate swaps	—	18,948
Minority interest in joint venture	7,584	7,180
Other	1,155	11,001
Total other long-term liabilities	$116,197	$139,144

ATK provides product warranties in conjunction with sales of certain products. These warranties entail repair or replacement of non-conforming items. Provisions for warranty costs are generally recorded when the product is shipped and are based on historical information and current trends. The product warranties relate primarily to the commercial rocket motors (within the Launch Systems Group), as well as the barrier systems programs (within the Mission Systems Group) on which production was completed in fiscal 2000 and which included a ten-year warranty from the date of delivery. The following is a reconciliation of the changes in ATK’s product warranty liability during fiscal 2005 and 2006:

Balance at April 1, 2004	$14,559
Payments made	(299)
Warranties issued	1,642
Changes related to preexisting warranties	(2,033)
Balance at March 31, 2005	13,869
Payments made	(79)
Warranties issued	5,195
Changes related to preexisting warranties	(1,885)
Balance at March 31, 2006	$17,100

7.  Long-Term Debt and Interest Rate Swaps

As of March 31, 2006 and 2005, long-term debt, including the current portion, consisted of the following:

	March 31
	2006	2005
Senior Credit Facility dated March 31, 2004:
Term A Loan due 2009	$243,000	$—
Term B Loan	—	266,553
Revolving Credit Facility due 2009	—	—
8.50% Senior Subordinated Notes	2,596	387,492
6.75% Senior Subordinated Notes due 2016	400,000	—
2.75% Convertible Senior Subordinated Notes due 2024	280,000	280,000
3.00% Convertible Senior Subordinated Notes due 2024	200,000	200,000
Total long-term debt	1,125,596	1,134,045
Less current portion	29,596	2,692
Long-term debt	$1,096,000	$1,131,353

In March 2006, ATK made a cash tender offer for any and all of its outstanding $400,000 aggregate principal amount 8.50% Senior Subordinated Notes due 2011 (the 8.50% Notes). As of March 31, 2006, $397,404 principal amount of the 8.50% Notes had been repaid by ATK at a price of 104.75% of the principal amount (resulting in a premium of $18,849). ATK redeemed the remaining $2,596 principal amount in May 2006 at a price of 104.25% of the principal amount. In connection with the repayment of the 8.50% Notes, ATK wrote off $7,119 of deferred debt issuance costs in fiscal 2006. ATK also terminated its three interest rate swaps against the 8.50% Notes, resulting in a cash payout of $14,419 and a net expense of $6,022 (consisting of the termination charge net of the unamortized portion of ATK’s proceeds from recouponing two of these interest rate swaps in fiscal 2003).

In March 2006, ATK issued $400,000 aggregate principal amount of 6.75% Senior Subordinated Notes (the 6.75% Notes) that mature on April 1, 2016. The 6.75% Notes are general unsecured obligations. Interest on the 6.75% Notes accrues at a rate of 6.75% per annum and is payable semi-annually on April 1 and October 1 of each year, beginning on October 1, 2006. ATK has the right to redeem some or all of the 6.75% Notes from time to time on or after April 1, 2011, at specified redemption prices. Prior to April 1, 2011, ATK may redeem some or all of the 6.75% Notes at a price equal to 100% of their principal amount plus accrued and unpaid interest to the date of redemption and a specified makewhole premium. In addition, prior to April 1, 2009, ATK may redeem up to 35% of the aggregate principal amount of the 6.75% Notes, at a price equal to 106.75% of their principal amount plus accrued and unpaid interest to the date of redemption, with the proceeds of certain equity offerings. Debt issuance costs related to the 6.75% Notes, estimated at approximately $8,000, will be amortized to interest expense over ten years.

ATK’s Senior Credit Facility dated March 31, 2004 (the Senior Credit Facility), as amended in May 2005, is comprised of a Term A Loan of $243,000 and a $300,000 Revolving Credit Facility maturing in 2009. The Term A Loan had an original balance of $270,000 of which ATK paid $27,000 of scheduled payments in fiscal 2006. The Term A Loan requires quarterly principal payments of $6,750 through December 2008 and $168,750 in March 2009. Substantially all domestic, tangible and intangible assets of ATK and its subsidiaries are pledged as collateral under the Senior Credit Facility. Debt issuance costs of approximately $4,500 are being amortized over the term of the Senior Credit Facility. Borrowings under the Senior Credit Facility bear interest at a rate equal to the sum of a base rate or a Eurodollar rate plus an applicable margin, which is based on ATK’s consolidated total leverage ratio, as defined by the Senior Credit Facility. The weighted average interest rate for the Term A Loan was 6.15% at March 31, 2006. The annual commitment fee in effect on the unused portion of ATK’s Revolving Credit Facility was 0.25% at March 31, 2006. As of March 31, 2006, ATK had no borrowings against its $300,000 revolving credit facility and had outstanding letters of credit of $73,567, which reduced amounts available on the revolving facility to $226,433. ATK’s weighted average interest rate on short-term borrowings was 5.20% during fiscal 2006 and 4.22% during fiscal 2005.  Two of ATK’s interest rate swaps against the Term A Loan matured in December 2005. During March 2006, ATK terminated its $100,000 notional amount interest rate swap against the Term A Loan, resulting in a cash payout of $2,496. This amount is included in accumulated other comprehensive loss and will be amortized to interest expense through March 2009.

In August 2004, ATK issued $200,000 aggregate principal amount of 3.00% Convertible Senior Subordinated Notes (the 3.00% Convertible Notes) that mature on August 15, 2024. Interest on the 3.00% Convertible Notes is payable on February 15 and August 15 of each year. Starting with the period beginning on August 20, 2014 and ending on February 14, 2015, and for each of the six-month periods thereafter beginning on February 15, 2015, ATK will pay contingent interest during the applicable interest period if the average trading price of the 3.00% Convertible Notes on the five trading days ending on the third day immediately preceding the first day of the applicable interest period equals or exceeds 120% of the principal amount of the 3.00% Convertible Notes. The contingent interest payable per note within any applicable interest period will equal an annual rate of 0.30% of the average trading price of a note during the measuring period. The contingent interest feature is treated as an embedded derivative under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133), and the fair value of this feature was insignificant at March 31, 2006 and 2005.  ATK may redeem some or all of the 3.00% Convertible Notes in cash at any time on or after August 20, 2014. Holders of the 3.00% Convertible Notes may require ATK to repurchase in cash some or all of the 3.00% Convertible Notes on August 15, 2014 and August 15, 2019. Holders may also convert their 3.00% Convertible Notes at a conversion rate of 12.5392 shares of ATK’s common stock per $1 principal amount of 3.00% Convertible Notes (a conversion price of $79.75) under the following circumstances: (1) when, during any fiscal quarter, the last reported sale price of ATK stock is greater than or equal to 130% of the conversion price, or $103.68, for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) if ATK calls the 3.00% Convertible Notes for redemption; or (3) upon the occurrence of certain corporate transactions. In fiscal 2005 ATK amended the indenture to require ATK to satisfy 100% of the principal amount of the 3.00% Convertible Notes solely in cash, with any amounts above the principal amount to be satisfied in cash, common stock, or a combination of cash and common stock, at the sole election of ATK. If certain fundamental changes occur on or prior to August 15, 2014, ATK will in certain circumstances increase the conversion rate by a number of additional shares of common stock or, in lieu thereof, ATK may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the 3.00% Convertible Notes are convertible into shares of the acquiring or surviving company. These contingently issuable shares are not included in diluted earnings per share because ATK’s stock price was below the conversion price during fiscal 2006 and 2005. Debt issuance costs of approximately $4,700 are being amortized to interest expense over ten years, the period until the first date on which the holders can require ATK to repurchase the 3.00% Convertible Notes.

In February 2004, ATK issued $280,000 aggregate principal amount of 2.75% Convertible Senior Subordinated Notes (the 2.75% Convertible Notes) that mature on February 15, 2024. Interest on the 2.75% Convertible Notes is payable on February 15 and August 15 of each year. Beginning with the period beginning on August 20, 2009 and ending on February 14, 2010, and for each of the six-month periods thereafter beginning on February 15, 2010, ATK will pay contingent interest during the applicable interest period if the average trading price of the 2.75% Convertible Notes on the five trading days ending on the third day immediately preceding the first day of the applicable interest period equals or exceeds 120% of the principal amount of the 2.75% Convertible Notes. The contingent interest payable per note within any applicable interest period will equal an annual rate of 0.30% of the average trading price of a note during the measuring period. The contingent interest feature is treated as an embedded derivative under SFAS No. 133, and the fair value of this feature was insignificant at March 31, 2006 and 2005.  ATK may redeem some or all of the 2.75% Convertible Notes in cash at any time on or after August 20, 2009. Holders of the 2.75% Convertible Notes may require ATK to repurchase in cash some or all of the Convertible Notes on August 15, 2009, February 15, 2014, or February 15, 2019. Holders may also convert their 2.75% Convertible Notes into shares of ATK’s common stock at a conversion rate of 12.5843 shares per $1 principal amount of 2.75% Convertible Notes (a conversion price of $79.46) under the following circumstances: (1) when, during any fiscal quarter, the last reported sale price of ATK stock is greater than or equal to 130% of the conversion price, or $103.30, for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) if ATK calls the 2.75% Convertible Notes for redemption; or (3) upon the occurrence of certain corporate transactions. In fiscal 2005 ATK amended the indenture to require ATK to satisfy 100% of the principal amount of the 2.75%  Convertible Notes solely in cash, with any amounts above the principal amount to be satisfied in cash, common stock, or a combination of cash and common stock, at the sole election of ATK. These contingently issuable shares are not included in diluted earnings per share because ATK’s stock price was below the conversion price in fiscal 2006, 2005, and 2004. Debt issuance costs of approximately $8,600 are being amortized to interest expense over five years, the period until the first date on which the holders can require ATK to repurchase the 2.75% Convertible Notes.

The 3.00% Convertible Notes, the 2.75% Convertible Notes, and the 6.75% Notes rank equal in right of payment with each other and all of ATK’s future senior subordinated indebtedness and are subordinated in right of payment to all existing and future senior indebtedness, including the Senior Credit Facility. The outstanding notes are guaranteed on an unsecured basis, jointly and severally and fully and unconditionally, by substantially all of ATK’s domestic subsidiaries. Subsidiaries of ATK other than the subsidiary guarantors are minor. All of these guarantor subsidiaries are 100% owned by ATK. The parent company has no independent assets or operations, as defined by SEC Regulation S-X Rule 3-10. These guarantees are senior subordinated obligations of the applicable subsidiary guarantors.

At March 31, 2006 and 2005, the carrying amount of the variable-rate debt approximated fair market value, based on current rates for similar instruments with the same maturities. The fair value of the fixed-rate debt was approximately $938,000, $55,000 more than its carrying value at March 31, 2006, and $953,000, $86,000 more than its carrying value at March 31, 2005. The fair value was determined based on market quotes for each issuance.

The scheduled minimum loan payments on outstanding long-term debt are as follows:

Fiscal 2007	$29,596
Fiscal 2008	27,000
Fiscal 2009	189,000
Fiscal 2010	—
Fiscal 2011	—
Thereafter	880,000
Total	$1,125,596

ATK’s total debt (current portion of debt and long-term debt) as a percentage of total capitalization (total debt and stockholders’ equity) was 64% as of March 31, 2006 and 62% as of March 31, 2005.

ATK’s Senior Credit Facility and the indentures governing the 6.75% Notes, the 2.75% Convertible Notes, and the 3.00% Convertible Notes impose restrictions on ATK, including limitations on its ability to incur additional debt, enter into capital leases, grant liens, pay dividends and make certain other payments, sell assets, or merge or consolidate with or into another entity. In addition, the Senior Credit Facility limits ATK’s ability to enter into sale-and-leaseback transactions and to make certain capital expenditures. The Senior Credit Facility also requires that ATK meet and maintain specified financial ratios, including: a maximum interest coverage ratio, a maximum consolidated leverage ratio, and a maximum senior leverage ratio. ATK’s ability to comply with these covenants and to meet and maintain the financial ratios may be affected by events beyond its control. Borrowings under the Senior Credit Facility are subject to compliance with these covenants. As of March 31, 2006, ATK was in compliance with the covenants.

ATK has limited amortization requirements under the Senior Credit Facility over the next few years. ATK’s other debt service requirements consist principally of interest expense on its long-term debt. Additional cash may be required to repurchase or convert the Convertible Notes under certain circumstances, as discussed above. ATK’s short-term cash requirements for operations are expected to consist mainly of capital expenditures to maintain and expand production facilities and working capital requirements.

Cash paid for interest totaled $111,448 in fiscal 2006, $58,646 in fiscal 2005, and $60,964 in fiscal 2004. Cash received for interest totaled $1,245 in fiscal 2006, $930 in fiscal 2005, and $1,060 in fiscal 2004.

Shelf Registration.  On March 2, 2006, ATK filed a shelf registration statement with the Securities and Exchange Commission allowing ATK to issue debt and/or equity securities at any time.  As of March 31, 2006, ATK has the capacity under the registration statement to issue approximately 48.4 million shares of common stock and 5 million shares of preferred stock.

Interest Rate Swaps

ATK may use interest rate swaps to hedge forecasted interest payments and the risk associated with changing interest rates of long-term debt.  During fiscal 2006 all of ATK’s interest rate swaps matured or were terminated, as discussed above.  Therefore, as of March 31, 2006, ATK did not have any outstanding interest rate swaps.

8.  Employee Benefit Plans

Defined Benefit Plans

Pension Plans.  ATK has noncontributory defined benefit pension plans that cover substantially all employees. The plans provide either pension benefits based on employee annual pay levels and years of credited service or stated amounts for each year of credited service. ATK funds the plans in accordance with federal requirements calculated using appropriate actuarial methods.

Other Postretirement Benefit Plans.  Generally, employees who retired from ATK on or before January 1, 2004 and were are at least age 55 with at least five or ten years of service, depending on pension plan provisions, are entitled to a pre- and/or post-65 healthcare company subsidy and retiree life insurance benefits. Employees who retired after January 1, 2004 but before January 1, 2006, are only eligible for a pre-65 company subsidy.  The portion of the healthcare premium cost borne by ATK for such benefits is based on the pension plan they are eligible for, years of service, and age at retirement.

ATK uses a December 31 measurement date for its pension and other postretirement benefit (PRB) plans.

	Pension Benefits		Other Postretirement Benefits
	Years Ended March 31		Years Ended March 31
Obligations and Funded Status	2006	2005	2006	2005
Change in benefit obligation
Benefit obligation at beginning of year	$1,986,935	$1,880,931	$253,613	$360,141
Service cost	48,836	40,929	450	1,005
Interest cost	117,327	113,543	13,945	18,199
Amendments	—	(480)	(450)	(58,755)
Actuarial loss (gain)	111,663	89,740	(11,349)	(35,823)
Benefits paid	(124,155)	(137,728)	(25,178)	(31,154)
Benefit obligation at end of year	2,140,606	1,986,935	231,031	253,613
Change in plan assets
Fair value of plan assets at beginning of year	1,589,594	1,497,641	55,520	57,208
Actual return on plan assets	133,391	172,449	1,823	2,180
Retiree contributions	—	—	11,268	11,043
Employer contributions	53,474	57,232	22,511	27,286
Benefits paid	(124,155)	(137,728)	(36,446)	(42,197)
Fair value of plan assets at end of year	1,652,304	1,589,594	54,676	55,520
Funded status	(488,302)	(397,341)	(176,355)	(198,093)
Accrued contribution	—	25,000	975	1,405
Unrecognized net actuarial loss	797,698	707,755	93,033	108,847
Unrecognized prior service benefit	(10,172)	(11,033)	(93,077)	(102,342)
Net amount recognized	$299,224	$324,381	$(175,424)	$(190,183)

Amounts Recognized in the Balance Sheet

	March 31
	2006	2005
Prepaid benefit cost	$65,075	$126,787
Accrued benefit liability	(325,089)	(211,448)
Intangible asset	4,141	—
Accumulated other comprehensive income	555,097	409,042
Net amount recognized	$299,224	$324,381

The accumulated benefit obligation for all defined benefit pension plans was $1,962,420 as of March 31, 2006 and $1,802,213 as of March 31, 2005.

Information for Pension Plans with an Accumulated Benefit Obligation in Excess of Plan Assets

	March 31
	2006	2005
Projected benefit obligation	$2,010,213	$1,670,576
Accumulated benefit obligation	1,837,916	1,515,424
Fair value of plan assets	1,512,827	1,278,975

Components of Net Periodic Benefit Cost

	Pension Benefits			Other Postretirement Benefits
	Years Ended March 31			Years Ended March 31
	2006	2005	2004	2006	2005	2004
Service cost	$48,836	$40,929	$38,109	$450	$1,004	$604
Interest cost	117,327	113,543	113,624	13,945	18,199	22,421
Expected return on plan assets	(147,637)	(149,914)	(151,350)	(3,836)	(3,962)	(3,713)
Amortization of unrecognized net loss	35,966	19,970	6,425	6,478	7,230	8,194
Amortization of unrecognized prior service cost	(860)	(860)	4,625	(9,113)	(5,964)	(4,564)
Amortization of unrecognized net transition obligation	—	—	1	—	—	—
Net periodic benefit cost before special termination benefits cost / curtailment	53,632	23,668	11,434	7,924	16,507	22,942
Special termination benefits cost / curtailment	—	7,215	—	(603)	1,905	(8,277)
Net periodic benefit cost	$53,632	$30,883	$11,434	$7,321	$18,412	$14,665

During fiscal 2006, ATK recorded a curtailment gain of $603 to recognize the impact on other PRB plans associated with the elimination of future subsidized medical benefits under a negotiated union contract.

During fiscal 2005, ATK recorded a pension settlement expense of $6,402 to recognize the impact of lump sum pension benefits that were paid.  ATK also recorded special termination benefits costs in the pension plans of $813 and other PRB plans of $1,905 in connection with the closure of the Twin Cities Army Ammunition Plant (TCAAP).

During fiscal 2004, ATK recognized a curtailment benefit of $8,277 resulting from the elimination of retiree medical subsidies for most future retirees.

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law. The Act introduces a prescription drug benefit under Medicare beginning in 2006 as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least “actuarially equivalent” to Medicare. In May 2004, the Financial

Accounting Standards Board issued FASB Staff Position (FSP) No. FAS 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. FSP 106-2 requires an employer to initially account for any subsidy received under the Act as an actuarial experience gain to the accumulated postretirement benefit obligation (APBO), which would be amortized over future service periods. Future subsidies would reduce service cost each year. FSP 106-2 became effective for ATK during fiscal 2005. One of ATK’s other PRB plans is actuarially equivalent to Medicare, but ATK does not believe that the subsidies it will receive under the Act will be significant. Because ATK believes that participation levels in its other PRB plans will decline, the impact of adopting this FSP reduced ATK’s APBO by approximately $31,000. The impact to ATK’s results of operations in any period is not expected to be significant.

In accordance with SFAS No. 87, Employer’s Accounting for Pensions, ATK has recognized the minimum liability for underfunded pension plans equal to the excess of the accumulated benefit obligation over plan assets. A corresponding amount is recognized as an intangible asset to the extent of any unrecognized prior service cost, with the remaining balance recorded as a reduction to equity. The minimum pension liability in excess of the unrecognized prior service cost was $555,097 as of March 31, 2006 and $409,042 as of March 31, 2005. The March 31, 2006 balance consists of a pension liability of $559,238, and an intangible pension asset of $4,141, and the March 31, 2005 balance consists of a pension liability of $409,042. The change in the additional minimum pension liability recognized in other comprehensive income was as follows:

	Years Ended March 31
	2006	2005	2004
Change in:
Intangible assets	$4,141	$(951)	$(9,183)
Accrued pension benefit costs	(150,196)	(7,729)	(21,457)
Total change in minimum pension liability included in OCI	$(146,055)	$(8,680)	$(30,640)

Assumptions

Weighted-Average Assumptions Used to Determine Benefit Obligations as of March 31

	Pension Benefits			Other Postretirement Benefits
	2006	2005	2004	2006	2005	2004
Discount rate	5.80%	5.90%	6.25%	5.80%	5.90%	6.25%
Rate of compensation increase:
Union	3.00%	3.00%	3.00%
Salaried	3.25%	3.25%	3.25%

Weighted-Average Assumptions Used to Determine Net Periodic Benefit Cost for Years Ended March 31

	Pension Benefits			Other Postretirement Benefits
	2006	2005	2004	2006	2005	2004
Discount rate	5.90%	6.25%	6.75%	5.90%	6.25%	6.75%
Expected long-term rate of return on plan assets	9.00%	9.00%	9.00%	6.00%/8.00%	6.00%/8.00%	6.00%/8.00%
Rate of compensation increase:
Union	3.00%	3.00%	3.00%
Salaried	3.25%	3.25%	3.50%

In developing the expected long-term rate of return assumption for pension plans, ATK considers input from its actuaries and other advisors, annualized returns of various major indices over 20-year periods, and ATK’s own historical 5-year and 10-year compounded investment returns, which have been in excess of broad equity and bond benchmark indices. The expected long-term rate of return of 9.0% used in fiscal 2006 for pension plans was based, in part, on an asset allocation assumption of 55% with equity managers, with an expected long-term rate of return of 10.9%; 20% with fixed income managers, with an expected long-term rate of return of 6.5%; 10% with real estate/real asset managers with an expected long-term rate of return of 9.6%; and 15% with alternate investment managers with an expected long-term rate of return of 9.6%.

In developing the expected long-term rate of return assumption for other PRB plans, ATK considers input from actuaries, historical returns, and annualized returns of various major indices over long periods.  As of March 31, 2006, 29% of the assets were held in a 401(h) account held within the pension master trust and are invested in the same manner as the pension assets.  The expected long-term rates of returns are based on the weighted average asset allocation between the assets held within the 401(h) and those held in fixed income investments.

Assumed Health Care Cost Trend Rates used to Measure Expected Cost of Benefits

	2007	2006
Weighted average health care cost trend rate	7.2%	7.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.4%	5.0%
Fiscal year that the rate reaches the ultimate trend rate	2017	2008

Beginning in fiscal 2007, medical trend rates are set specifically for each benefit plan and design. Assumed health care trend rates have a significant effect on the amounts reported for health care plans. A one-percentage point increase or decrease in the assumed health care trend rates would have the following effects:

	One-Percentage Point Increase	One-Percentage Point Decrease
Effect on total of service and interest cost	$589	$(557)
Effect on postretirement benefit obligation	9,561	(9,049)

Plan Assets

Pension. ATK’s pension plan weighted-average asset allocations at March 31, 2006 and 2005, and the target allocations for fiscal 2007, by asset category are as follows:

	Target	Actual as of March 31
Asset Category	2007	2006	2005
Domestic equity securities	35%	35%	36%
International equity securities	20%	23%	23%
Fixed income investments	20%	18%	19%
Real estate/real asset investments	10%	11%	10%
Alternative investments	15%	13%	11%
Other investments	—	—	1%
Total	100%	100%	100%

Pension plan assets for ATK are held in a trust and are invested in a diversified portfolio of equity securities, fixed income investments,  real estate, hedge funds, and cash. ATK’s investment objectives for the pension plan assets are to minimize the present value of expected funding contributions and to meet or exceed the rate of return assumed for plan funding purposes over the long term. The nature and duration of benefit obligations, along with assumptions concerning asset class returns and return correlations, are considered when determining an appropriate asset allocation to achieve the investment objectives. ATK regularly reviews its actual asset allocation and periodically rebalances its investments to the targeted allocation when considered appropriate. From time to time, the assets within each category may be outside the targeted range by amounts ATK deems acceptable.

Plan assets are invested in various asset classes that are expected to produce a sufficient level of diversification and investment return over the long term. The investment goals are (1) to exceed the assumed actuarial rate of return over the long term within reasonable and prudent levels of risk, and (2) to preserve the real purchasing power of assets to meet future obligations. Liability studies are conducted on a regular basis to provide guidance in setting investment goals with an objective to balance risk. Risk targets are established and monitored against acceptable ranges. All investment policies and procedures are designed to ensure that the plans’ investments are in compliance with the Employee Retirement Income Security Act. Guidelines are established defining permitted investments within each asset class.

There was no ATK common stock included in Plan assets as of March 31, 2006 or 2005.

Other Postretirement Benefits. ATK’s other PRB obligations were 24% and 22% pre-funded as of March 31, 2006 and 2005, respectively.

Portions of the assets are held in a 401(h) account held within the pension master trust and are invested in the same manner as the pension assets.   Approximately 29% and 27% of the assets were held in the 401(h) account as of March 31, 2006 and 2005, respectively.  The remaining assets are in fixed income investments. ATK’s investment objective for the other PRB plan assets is the preservation and safety of capital.

Contributions

ATK expects to contribute approximately $85,800 to its qualified pension plans, approximately $6,200 directly to retirees, and approximately $21,200 to its other postretirement benefit plans in fiscal 2007.

Expected Future Benefit Payments

The following benefit payments, which reflect expected future service, are expected to be paid in the years ended March 31.  The pension benefits will be paid primarily out of the pension trust. The postretirement benefit payments are shown net of the expected subsidy for the Medicare prescription drug benefit under the Medicare Prescription Drug, Improvement and Modernization Act of 2003.

	Pension Benefits	Other Postretirement Benefits
2007	$119,300	$21,800
2008	121,000	21,300
2009	129,000	20,800
2010	129,700	20,400
2011	130,800	20,000
2012 through 2016	736,000	90,700

Defined Contribution Plans

ATK also sponsors a number of defined contribution plans. Participation in one of these plans is available to substantially all employees. The two principal defined contribution plans are 401(k) plans sponsored by ATK to which employees may contribute up to 50% of their pay (subject to limitations). Effective January 1, 2004, the ATK matching contribution to these plans depends on a participant’s years of service and certain other factors.  Participants receive either:

•                  a matching contribution of 100% of the first 3% of the participant’s contributed pay plus 50% of the next 2% (or, in certain cases, 3%) of the participant’s contributed pay,

•                  a matching contribution of 50% up to 6% of the participant’s contributed pay, or

•                  no matching contribution.

ATK’s contributions to the plans were $23,370 in fiscal 2006, $20,654 in fiscal 2005, and $17,764 in fiscal 2004.

Approximately 1,825, or 12%, of ATK’s employees are covered by collective bargaining agreements.

9.  Income Taxes

The breakdown of the total income tax provision includes income before income taxes, minority interest, other comprehensive income (losses), and share-based compensation, as follows:

	Years Ended March 31
	2006	2005	2004
Income tax provision attributable to income	$73,271	$66,549	$55,041
Minority interest	(105)	(18)	(245)
Stockholders’ equity, for other comprehensive income	(49,661)	2,511	(7,065)
Stockholders’ equity, for share-based compensation	(5,432)	(11,530)	(4,260)
Income tax provision	$18,073	$57,512	$43,471

ATK’s income tax provision attributable to income consists of:

	Years Ended March 31
	2006	2005	2004
Current:
Federal	$58,421	$14,924	$5,756
State	5,327	2,693	2,773
Deferred:
Federal	13,657	45,637	43,552
State	(4,134)	3,295	2,960
Income tax provision attributable to income	$73,271	$66,549	$55,041

The items responsible for the differences between the federal statutory rate and ATK’s effective rate are as follows:

	Years Ended March 31
	2006	2005	2004

Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal impact	2.5%	2.5%	2.3%
Extraterritorial income benefit	(0.7)%	(1.3)%	(1.1)%
Domestic manufacturing deduction	(0.6)%	—	—
Research and development credit	(1.1)%	(2.2)%	(2.1)%
Change in previous contingencies	(1.4)%	(3.7)%	(4.4)%
Other (tax benefits)/non-deductible costs, net	(1.6)%	(0.4)%	(3.5)%
Change in valuation allowance	0.1%	0.3%	(0.9)%
Income tax provision attributable to income	32.2%	30.2%	25.3%

ATK’s provision for income taxes includes both federal and state income taxes. The effective tax rate for fiscal 2006 of 32.2% differs from the federal statutory rate of 35% due to state income taxes and an increase in the valuation allowance, both of which increased the effective rate, and the following items which decreased the rate:  extraterritorial income (ETI) exclusion tax benefits, domestic manufacturing deduction (DMD), research and development (R&D) tax credits and other provision adjustments.

The tax rate for fiscal 2005 differs from the federal statutory rate due to state income taxes, an increase in the valuation allowance, the ETI benefit, the R&D credit, tax benefits resulting from the settlement of federal and state audit issues and other provision adjustments.

The tax rate for fiscal 2004 differs from the federal statutory rate due to state income taxes, the ETI benefit, the R&D credit, provision adjustments, the tax benefit from favorable resolution of audit issues and a decrease in the valuation allowance.

Deferred income taxes arise because of differences in the timing of the recognition of income and expense items for financial statement reporting and income tax purposes. As of March 31, 2006 and 2005 the components of deferred tax assets and liabilities were as follows:

	Years Ended March 31
	2006	2005

Deferred tax assets	$577,398	$390,637
Deferred tax liabilities	(498,710)	(364,920)
Valuation allowance	(3,749)	(3,242)
Net deferred tax assets	$74,939	$22,475

As of March 31, 2006 and 2005, the deferred tax assets and liabilities resulted from temporary differences related to the following:

	March 31
	2006	2005
Reserves for employee benefits	$127,316	$108,732
Environmental reserves	8,883	9,336
Other reserves	22,788	28,387
Research tax credits	5,257	10,320
Alternative minimum tax credits	181	8,135
Other comprehensive income provision	213,327	159,104
Debt-related	(15,821)	(10,488)
Long-term contract method of revenue recognition	(10,090)	(19,783)
Property, plant, and equipment	(62,138)	(75,207)
Intangible assets	(54,431)	(57,681)
Prepaid pension asset	(161,135)	(133,269)
Other	4,551	(1,869)
Valuation allowance	(3,749)	(3,242)
Net deferred income tax asset	$74,939	$22,475

ATK believes it is more likely than not that the recorded deferred benefits will be realized through the reduction of future taxable income. The valuation allowance of $3,749 at March 31, 2006 relates to certain state net operating loss and credit carryforwards that are not expected to be realized before their expiration. The valuation allowance was increased by $507 during fiscal 2006 because the amount of state carryforward benefits expected to be utilized before expiration decreased primarily because of changes to ATK’s legal entity structure.  Of the valuation allowance, $365 will be allocated to reduce goodwill if the related deferred tax asset is ultimately realized.

Amounts accrued for potential federal and state tax assessments total $23,386 at March 31, 2006 and $28,892 at March 31, 2005.  These accruals relate to federal and state tax issues such as the tax benefits from the extraterritorial income (ETI) exclusion, the domestic manufacturing deduction (DMD), the amount of research and development (R&D) tax credits claimed, and other federal and state issues.

IRS examinations have been completed through fiscal 2003 and all tax matters with the IRS have been settled for those years.  The IRS examination for fiscal 2004 and 2005 began in March 2006.

The American Jobs Creation Act of 2004 (the 2004 Act) provides a deduction for qualified domestic production activities and a two-year phase-out (except for certain grandfathered contracts) of the existing ETI exclusion tax benefit for foreign sales, which the World Trade Organization (WTO) ruled was an illegal export subsidy.  The European Union filed a complaint with the WTO challenging the transitional and grandfathered provisions of the 2004 Act.  On September 30, 2005, the WTO ruled that the Act failed to comply with its prior ruling.  The U.S. appealed, but the September ruling was upheld.  On May 17, 2006, the President signed the Tax Increase Prevention and Reconciliation Act of 2005 (2005 Act).  The 2005 Act repeals the grandfathered provisions of the 2004 Act effective for fiscal years beginning after the date of enactment.

Effective December 31, 2005, the R&D tax credit expired.  Congress is working on legislation to reinstate the credit.  If the proposed legislation is not signed into law, ATK’s fiscal 2007 tax rate could increase by approximately 1.2%.

The deferred tax assets include $5,673 related to state tax credit carryforwards and $6,806 for state net operating loss carryforwards.  These carryforwards expire as follows: $1,953 in fiscal 2007 through fiscal 2010, $2,128 in fiscal 2011 through fiscal 2015, $2,506 in fiscal 2016 through fiscal 2020, $3,961 in fiscal 2021 through fiscal 2026.  The remaining $1,750 as well as alternative minimum tax credits of $181 can be carried forward indefinitely.

Income taxes paid, net of refunds, totaled $34,263 in fiscal 2006, $16,336 in fiscal 2005, and $17,187 in fiscal 2004.

10.  Commitments

ATK leases land, buildings, and equipment under various operating leases, which generally have renewal options of one to five years. Rent expense was $57,989 in fiscal 2006, $49,396 in fiscal 2005, and $43,563 in fiscal 2004.

The following table summarizes ATK’s contractual obligations and commercial commitments as of March 31, 2006:

		Payments due by period
	Total	Within 1 year	1-3 years	3-5 years	After 5 years
Contractual obligations:
Long-term debt	$1,125,596	$29,596	$216,000		$880,000
Interest on debt(1)	557,825	55,408	105,779	$81,400	315,238
Operating leases	184,982	47,865	65,384	48,162	23,571
Environmental remediation costs, net	27,293	1,110	5,793	4,956	15,434
Pension and other PRB plan contributions	1,560,800	141,100	292,100	300,900	826,700
Total contractual obligations	$3,456,496	$275,079	$685,056	$435,418	$2,060,943

		Commitment Expiration by period
	Total	Within 1 year	1-3 years
Other commercial commitments:
Letters of credit	$73,567	$59,078	$14,489

(1)      Includes interest on variable rate debt calculated based on interest rates at March 31, 2006. Variable rate debt was approximately 22% of ATK’s total debt at March 31, 2006.

Pension plan contributions are an estimate of ATK’s minimum funding requirements through fiscal 2016 to provide pension benefits for employees based on service provided through fiscal 2006 pursuant to the Employee Retirement Income Security Act, although ATK may make additional discretionary contributions. These estimates may change significantly depending on the actual rate of return on plan assets, discount rates, discretionary pension contributions, and regulatory rules.

ATK currently leases its facility in Magna, Utah from a private party. This facility is used in the production and testing of some of ATK’s rocket motors. The current lease extends through September 2022. The lease requires ATK to surrender the property back to its owner in its original condition. While ATK currently anticipates operating this facility indefinitely, ATK could incur significant costs if ATK were to terminate this lease.

ATK has known conditional asset retirement obligations, such as contractual lease restoration obligations, to be performed in the future, that are not reasonably estimable due to insufficient information about the timing and method of settlement of the obligation. Accordingly, these obligations have not been recorded in the consolidated financial statements. A liability for these obligations will be recorded in the period when sufficient information regarding timing and method of settlement becomes available to make a reasonable estimate of the liability’s fair value.

11.  Contingencies

Litigation.  From time to time, ATK is subject to various legal proceedings, including lawsuits, which arise out of, and are incidental to, the conduct of ATK’s business. ATK does not consider any of such proceedings that are currently pending, individually or in the aggregate, to be material to its business or likely to result in a material adverse effect on its operating results, financial condition, or cash flows.

Environmental Remediation. ATK’s operations and ownership or use of real property are subject to a number of federal, state, and local environmental laws and regulations. At certain sites that ATK owns or operates or formerly owned or operated, there is known or potential contamination that ATK is required to investigate or remediate. ATK could incur substantial costs, including remediation costs, fines, and penalties, or third party property damage or personal injury claims, as a result of violations or liabilities of environmental laws or non-compliance with environmental permits.

The liability for environmental remediation represents management’s best estimate of the present value of the probable and reasonably estimable costs related to known remediation obligations. The receivable represents the present value of the amount that ATK expects to recover, as discussed below. Both the liability and receivable have been discounted to reflect the present value of the expected future cash flows, using a discount rate, net of estimated inflation, of 3.25% and 3.0% as of March 31, 2006 and 2005, respectively. The following is a summary of the amounts recorded for environmental remediation:

	March 31, 2006		March 31, 2005
	Liability	Receivable	Liability	Receivable
Amounts (payable) receivable	$(67,065)	$39,772	$(70,791)	$40,213
Unamortized discount	11,470	(6,087)	11,918	(5,907)
Present value amounts (payable) receivable	$(55,595)	$33,685	$(58,873)	$34,306

Amounts payable or receivable in periods beyond fiscal 2007 have been classified as non-current on the March 31, 2006 balance sheet. As such, of the $55,595 net liability, $6,011 is recorded within other current liabilities and $49,584 is recorded within other non-current liabilities. Of the $33,685 net receivable, $4,936 is recorded within other current assets and $28,749 is recorded within other non-current assets. As of March 31, 2006, the estimated discounted range of reasonably possible costs of environmental remediation was $55,595 to $93,870.

ATK expects that a portion of its environmental compliance and remediation costs will be recoverable under U.S. Government contracts. Some of the remediation costs that are not recoverable from the U.S. Government that are associated with facilities purchased in a business acquisition may be covered by various indemnification agreements, as described below.

•                  As part of its acquisition of the Hercules Aerospace Company in fiscal 1995, ATK assumed responsibility for environmental compliance at the facilities acquired from Hercules (the Hercules Facilities). ATK believes that a portion of the compliance and remediation costs associated with the Hercules Facilities will be recoverable under U.S. Government contracts, and that those environmental remediation costs not recoverable under these contracts will be covered by Hercules Incorporated (Hercules) under environmental agreements entered into in connection with the Hercules acquisition. Under these agreements, Hercules has agreed to indemnify ATK for environmental conditions relating to releases or hazardous waste activities occurring prior to ATK’s purchase of the Hercules Facilities; fines relating to pre-acquisition environmental compliance; and environmental claims arising out of breaches of Hercules’ representations and warranties. Hercules is not required to indemnify ATK for any individual claims below $50. Hercules is obligated to indemnify ATK for the lowest cost response of remediation required at the facility that is acceptable to the applicable regulatory agencies. ATK is not responsible for conducting any remedial activities with respect to the Kenvil, NJ facility or the Clearwater, FL facility. In accordance with its agreement with Hercules, ATK notified Hercules of all known contamination on non-federal lands on or before March 31, 2000, and on federal lands on or before March 31, 2005.

•                  ATK generally assumed responsibility for environmental compliance at the Thiokol Facilities acquired from Alcoa Inc. in fiscal 2002. While ATK expects that a portion of the compliance and remediation costs associated with the acquired Thiokol Facilities will be recoverable under U.S. Government contracts, ATK has recorded an accrual to cover those environmental remediation costs at these facilities that will not be recovered through U.S. Government contracts. In accordance with its agreement with Alcoa, ATK notified Alcoa of all known environmental remediation issues as of January 30, 2004. Of these known issues, ATK is responsible for any costs not recovered through U.S. Government contracts at Thiokol Facilities up to $29,000, ATK and Alcoa have agreed to split evenly any amounts between $29,000 and $49,000, and ATK is responsible for any payments in excess of $49,000.

•                  With respect to the civil ammunition business’ facilities purchased from Blount in fiscal 2002, Blount has agreed to indemnify ATK for certain compliance and remediation liabilities, to the extent those liabilities are related to pre-closing environmental conditions at or related to these facilities. Some other remediation costs are expected to be paid directly by a third party pursuant to an existing indemnification agreement with Blount. Blount’s indemnification obligations relating to environmental matters, which extend through December 7, 2006, are capped at $30,000, less any other indemnification payments made for breaches of representations and warranties. The third party’s obligations, which extend through November 4, 2007, are capped at approximately $125,000, less payments previously made.

ATK cannot ensure that the U.S. Government, Hercules, Alcoa, Blount, or other third parties will reimburse it for any particular environmental costs or reimburse ATK in a timely manner or that any claims for indemnification will not be disputed. U.S. Government reimbursements for cleanups are financed out of a particular agency’s operating budget and the ability of a particular governmental agency to make timely reimbursements for cleanup costs will be subject to national budgetary constraints. ATK’s failure to obtain full or timely reimbursement from the U.S. Government, Hercules, Alcoa, Blount, or other third parties could have a material adverse effect on its operating results, financial condition, or cash flows. While ATK has environmental management programs in place to mitigate these risks, and environmental laws and regulations have not had a material adverse effect on ATK’s operating results, financial condition, or cash flows in the past, it is difficult to predict whether they will have a material impact in the future.

At March 31, 2006, the aggregate undiscounted amounts payable for environmental remediation costs, net of expected recoveries, are estimated to be:

Fiscal 2007	$1,110
Fiscal 2008	5,641
Fiscal 2009	152
Fiscal 2010	2,890
Fiscal 2011	2,066
Thereafter	15,434
Total	$27,293

There were no material insurance recoveries related to environmental remediations during fiscal 2006, 2005, or 2004.

Other Contingencies.  ATK is also subject to a number of other potential risks and contingencies, including the following:

•                  reductions or changes in NASA or U.S. Government military spending,

•                  increases in costs, which ATK may not be able to react to due to the nature of its U.S. Government contracts,

•                  government laws and other rules and regulations applicable to ATK, such as procurement and environmental remediation,

•                  intense competition,

•                  program terminations,

•                  contract novation,

•                  supplier contract negotiations and difficulties in the supplier qualification process,

•                  supply, availability, and costs of raw materials and components, and

•                  fires or explosions at any of ATK’s facilities.

12.  Stockholders’ Equity

ATK has authorized 5,000,000 shares of preferred stock, par value $1.00, none of which has been issued.

ATK sponsors five stock-based incentive plans, which are the Alliant Techsystems Inc. 1990 Equity Incentive Plan, the 1997 Employee Stock Purchase Plan, the Non-Employee Director Restricted Stock Plan, the 2000 Stock Incentive Plan, and the 2005 Stock Incentive Plan. As of March 31, 2006, ATK has authorized up to 5,945,577 common shares to be granted under these plans. Stock options are granted periodically, at the fair market value of ATK’s common stock on the date of grant, and generally vest from one to three years from the date of grant. During fiscal 2004, ATK began issuing options under the 1990 Equity Incentive Plan and the 2000 Stock Incentive Plan with a seven-year term; most grants issued prior to that had a ten-year term. Restricted stock issued to non-employee directors and certain key employees totaled 36,406 shares in fiscal 2006, 28,444 shares in fiscal 2005, and 10,181 shares in fiscal 2004. Restricted shares vest over periods of one to three years from the date of award. As of March 31, 2006, there were also performance awards of up to 671,007 shares reserved for key employees, which will become payable only upon achievement of certain financial performance goals through fiscal 2007.

During fiscal 2006, ATK modified its performance awards to require settlement in shares resulting in the awards being accounted for additional paid-in-capital based on the number of shares expected to be issued.  These awards were previously accounted for as a liability.

A summary of ATK’s stock option activity is as follows:

	Years Ended March 31
	2006		2005		2004
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding at beginning of year	2,250,102	$51.13	2,488,204	$40.23	2,128,413	$35.36
Granted	179,150	69.47	606,400	64.58	508,702	56.48
Exercised	(401,699)	41.55	(801,130)	27.14	(124,336)	22.56
Canceled	(62,835)	63.23	(43,372)	56.88	(24,575)	46.10
Outstanding at end of year	1,964,718	54.37	2,250,102	51.13	2,488,204	40.23
Options exercisable at year end	943,753	45.03	1,145,095	41.37	1,609,448	31.75
Weighted average fair value of options granted during the year		23.76		22.10		20.32

The weighted average fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model and represents the difference between fair market value on the date of grant and the estimated market value on the expected exercise date. The following weighted average assumptions were used for grants:

	Years Ended March 31
	2006	2005	2004

Risk-free rate	4.0%	4.0%	3.5%
Expected volatility	30.2%	30.4%	31.2%
Expected option life	5 or 7 years	5 or 7 years	5 or 7 years

A summary of stock options outstanding at March 31, 2006 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares	Remaining Contractual Life (in years)	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

$0 - $14.99	12,013	0.4	$11.06	12,013	$11.06
$15 - $24.99	132,050	2.8	18.20	132,050	18.20
$25 - $34.99	138,325	3.4	26.72	138,325	26.72
$35 - $44.99	35,633	3.3	38.33	35,633	38.33
$45 - $54.99	316,629	5.8	50.32	272,014	49.64
$55 - $64.99	743,493	5.2	58.74	286,393	58.89
$65 - $74.99	582,425	5.8	67.48	67,325	67.25
$75 - $79.99	4,150	6.6	76.36	—	—
Total	1,964,718	5.1	$54.37	943,753	$45.03

In fiscal 2005, ATK repurchased 1,128,100 shares for approximately $75,000. Between April 1, 2005 and January 30, 2006, ATK repurchased 1,281,200 shares for $95,900.  On January 31, 2006, ATK’s Board of Directors cancelled authorization for the 4,900 shares remaining under the August 3, 2004 authorization and authorized the repurchase of an additional 5,000,000 shares through January 31, 2008.  In February and March 2006, ATK repurchased 1,315,104 shares for $100,000.  As of March 31, 2006, there were 3,684,896 remaining shares authorized to be repurchased.

Any additional authorized repurchases would be subject to market conditions and ATK’s compliance with its debt covenants. ATK’s 6.75% Senior Subordinated Notes limit the aggregate sum of dividends, share repurchases, and other designated restricted payments to an amount based on ATK’s net income, stock issuance proceeds, and certain other items, less restricted payments made, since April 1, 2001. As of March 31, 2006, this limit was approximately $272,000. As of March 31, 2006, the Senior Credit Facility allows ATK to make unlimited “restricted payments” (as defined in ATK’s debt covenants), which among other items, would allow payments for future stock repurchases, as long as ATK maintains certain debt limits, with an annual limit of $50,000 when such debt limits are not met.

13.  Restructuring Charges

Since fiscal 2004, ATK has been recording costs for restructuring and related activities, the majority of which are the result of the U.S. Army’s announced plans to exit the Twin Cities Army Ammunition Plant (TCAAP) in Arden Hills, MN. As a result of this announcement, ATK’s management decided to relocate medium-caliber ammunition metal parts manufacturing from TCAAP to Rocket Center, WV. The product qualification and start of production for the primary medium-caliber ammunition products was completed during fiscal 2005.  ATK expects Army approval for the final exit from TCAAP in 2006.  In connection with these restructuring and related activities, ATK recorded costs of approximately $14,700 in fiscal 2004 and fiscal 2005, primarily for employee termination benefits (including $2,718 for special termination benefits for pension and other postretirement benefits (PRB)), facility clean-up, and accelerated depreciation, and disbursed approximately $9,000 during fiscal 2005. The liability related to these costs as of March 31, 2005 was approximately $800. During fiscal 2006 approximately $500 was disbursed and an additional $300 in costs were recorded. Costs were recorded within cost of sales, primarily within the Ammunition Systems Group. The liability related to these costs as of March 31, 2006 was approximately $600 (not including the impact on the pension and other PRB plans). A majority of the $600 was paid in April 2006 effectively completing this restructuring and the related activities.

On January 14, 2005, ATK announced its plans to move its fuze production operations from Janesville, WI to Rocket Center, WV.  In connection with this move, ATK recorded costs of approximately $5,200 during fiscal 2005 related primarily to employee termination benefits and accelerated depreciation.  The liability related to these costs as of March 31, 2005 was approximately $2,300.  During fiscal 2006, approximately $6,500 was disbursed, an additional $4,600 in costs were recorded primarily related to employee termination benefits, relocation, and facility clean-up costs.  In addition, cash of $1,400 was received from the sale of the Janesville facility. Costs were recorded within the Mission Systems Group.  The liability related to these costs as of March 31, 2006 was approximately $400.   ATK expects to incur minimal additional costs for this restructuring activity.

14.  Operating Segment Information

Effective April 1, 2006, ATK realigned its business operations.  As a result of this realignment, ATK changed the name of its ATK Thiokol segment to Launch Systems Group and changed the name of its Ammunition segment to Ammunition Systems Group, and consolidated the Precision Systems, Advanced Propulsion and Space Systems, and ATK Mission Research segments into a new segment, Mission Systems Group. In addition, a program was transferred from the Mission Systems Group to the Launch Systems Group as of April 1, 2006.  Following this realignment, ATK has three segments:  Mission Systems Group, Ammunition Systems Group, and Launch Systems Group.  The April 1, 2006 realignment is reflected in the information contained in this report.  These operating segments are defined based on the reporting and review process used by ATK’s chief executive officer.

•                  The Mission Systems Group (MSG) operates in four areas: Weapons Systems, Aerospace Systems, Space Systems, and Technical Services.

•                  In the Weapons Systems area, MSG develops and produces advanced missile systems, precision-guided munitions, speed-of-light weapons, soldier weapon systems, barrier systems, and large-caliber ammunition for the U.S. government or its allies; and is also a significant subcontractor to other prime contractors, supplying tactical and hypersonic propulsion systems, warheads, fuzes, and missile defense divert and control systems.

•                  In the Aerospace Systems area, MSG is a prime contractor on a variety of electronic warfare and aircraft integration contracts; and also develops products for other prime contractors, including precision-engineered low-observable structural components, high-temperature engine components, and high-performance radomes and apertures.

•                  In the Space Systems area, MSG primarily supports other prime contractors, classified customers, and other parts of ATK, developing and producing solar arrays, antenna reflectors, optical platforms, bus structures, launch structures, rocket motor casing, satellite pressurant and liquid propellant tanks, and in-space propulsion systems.

•                  In the Technical Services area, MSG supports government and prime contractor customers with high-end technical services and engineering support in a wide variety of technical disciplines, including RF technology and testing, signal processing, optics, remote sensing, system survivability, and microelectronics.

•                  The Ammunition Systems Group supplies small-caliber military ammunition, medium-caliber ammunition, medium-caliber gun systems, ammunition and rocket propellants, energetic materials, commercial and military smokeless powder, law enforcement and sporting ammunition, and ammunition accessories.

•                  The Launch Systems Group is a provider of launch systems and solid propellant rocket motors for human access to space (NASA’s Space Shuttle and ARES I Crew Launch Vehicle), land- and sea-based strategic missiles, commercial and government space launch vehicles, advanced high speed weapons, and missile defense interceptors. The Group also provides advanced ordnance products, demilitarization products and services, operations and technical support for space launches, energetic materials, materials and structures for high temperature and hypersonic environments, and engineering and technical services for the advancement of propulsion systems and energetic materials.

All of ATK’s segments derive the majority of their sales from contracts with, and prime contractors to, the U.S. Government. ATK’s U.S. Government sales, including sales to U.S. Government prime contractors, during the last three fiscal years were as follows:

Fiscal	U.S. Government Sales	Percent of sales

2006	$2,549,000	79%
2005	2,186,000	78%
2004	1,810,000	77%

The military small-caliber ammunition contract, which is reported within the Ammunition Systems Group, contributed approximately 14% of total fiscal 2006 sales, and 12% of fiscal 2005 and 2004 total sales.  ATK’s contract with NASA for the Reusable Solid Rocket Motors (RSRM) for the Space Shuttle, which is reported within the Launch Systems Group, represented 13% of ATK’s total fiscal 2006 sales, 14% of fiscal 2005 sales, and 16% of fiscal 2004 sales.

No single commercial customer accounted for 10% or more of ATK’s total sales during fiscal 2006, 2005, or 2004.

ATK’s foreign sales to customers were $227,406 in fiscal 2006, $194,785 in fiscal 2005, and $155,533 in fiscal 2004. Approximately 56% were in the Mission Systems Group, 42% of these sales were in the Ammunition Systems Group, and 2% were in the Launch Systems Group. Sales to no individual country outside the United States accounted for more than 1% of ATK’s sales in fiscal 2006. Substantially all of ATK’s assets are held in the United States.

The following summarizes ATK’s results by segment:

	Year Ended March 31, 2006
	Mission Systems Group	Ammunition Systems Group	Launch Systems Group	Corporate	Total
Sales:
External customers	$1,157,065	$1,105,373	$954,369	$—	$3,216,807
Intercompany	94,077	19,378	8,321	(121,776)	—
Total	1,251,142	1,124,751	962,690	(121,776)	3,216,807
Capital expenditures	27,837	17,192	14,319	6,004	65,352
Depreciation	20,319	14,933	32,309	2,028	69,589
Amortization	9,627	349	417	3,635	14,028
Income before interest, income taxes and minority interest	97,438	109,283	133,607	(13,179)	327,149
Total assets	1,020,826	681,105	849,029	351,020	2,901,980

	Year Ended March 31, 2005
	Mission Systems Group	Ammunition Systems Group	Launch Systems Group	Corporate	Total
Sales:
External customers	$1,057,371	$888,661	$855,097	$—	$2,801,129
Intercompany	69,886	17,345	4,292	(91,523)	—
Total	1,127,257	906,006	859,389	(91,523)	2,801,129
Capital expenditures	26,914	24,708	8,964	2,014	62,600
Depreciation	24,079	13,023	32,095	1,941	71,138
Amortization	7,904	208	252	4,823	13,187
Income before interest, income taxes and minority interest	97,202	86,952	122,688	(21,850)	284,992
Total assets	1,013,534	602,197	865,309	534,770	3,015,810

	Year Ended March 31, 2004
	Mission Systems Group	Ammunition Systems Group	Launch Systems Group	Corporate	Total
Sales:
External customers	$760,646	$805,720	$799,827	$—	$2,366,193
Intercompany	34,102	20,096	2,402	(56,600)	—
Total	794,748	825,816	802,229	(56,600)	2,366,193
Capital expenditures	21,052	19,933	15,960	1,809	58,754
Depreciation	16,716	12,703	33,312	1,192	63,923
Amortization	876	670	851	3,598	5,995
Income before interest, income taxes and minority interest	79,128	79,785	135,968	(17,818)	277,063
Total assets	526,321	570,611	985,191	718,621	2,800,744

Income before interest, income taxes, and minority interest by segment for fiscal 2005 and fiscal 2004 was previously reported after the elimination of intercompany profit. Fiscal 2005 and fiscal 2004 have been recast to include intercompany profit, consistent with presentation of fiscal 2006.

Certain administrative functions are primarily managed by ATK at the corporate headquarters (“Corporate”). Some examples of such functions are human resources, pension and postretirement benefits, corporate accounting, legal, tax, and treasury. Significant assets and liabilities managed at Corporate include those associated with debt, pension and postretirement benefits, environmental liabilities, and income taxes. Pension and postretirement benefit expenses are allocated to each segment based on relative headcount and types of benefits offered in each respective segment. Environmental expenses are allocated to each segment based on the origin of the underlying environmental cost. Transactions between segments are recorded at the segment level, consistent with ATK’s financial accounting policies. Intercompany balances and transactions involving different segments are eliminated at ATK’s consolidated financial statements level. These eliminations are shown above in “Corporate”.

15.  Quarterly Financial Data (Unaudited)

Quarterly financial data is summarized as follows:

	Fiscal 2006 Quarter Ended
	July 3	October 2	January 1	March 31

Sales	$756,992	$772,092	$770,029	$917,694
Gross profit	133,403	150,445	155,714	171,158
Net income	37,220	40,152	47,099	29,411

Earnings per share:
Basic earnings per share	1.01	1.08	1.28	0.81
Diluted earnings per share	0.99	1.07	1.26	0.79

	Fiscal 2005 Quarter Ended
	July 4	October 3	January 2	March 31

Sales	$644,395	$673,050	$684,493	$799,191
Gross profit	113,621	120,891	137,856	157,721
Net income	27,574	29,898	47,848	48,220

Earnings per share:
Basic earnings per share	0.74	0.80	1.27	1.28
Diluted earnings per share	0.72	0.78	1.25	1.26

The sum of the per share amounts for the quarters may not equal the total for the year due to the application of the treasury stock method.

During the fourth quarter of fiscal 2006, in connection with the repayment of the 8.50% Notes described in Note 7, $397,404 principal amount of the 8.50% Notes was repaid by ATK resulting in a premium of $18,849 recognized as interest expense. In connection with this repayment, ATK also wrote off $7,119 of deferred debt issuance costs and terminated its three interest rate swaps against the 8.50% Notes, resulting in net expense of $6,022 (consisting of the termination charge net of the unamortized portion of ATK’s proceeds from recouponing two of these interest rate swaps in fiscal 2003).